UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 3, 2011

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously disclosed, on December 21, 2010, General Moly, Inc. (the “Company”) entered into letter agreements to reprice and exercise certain outstanding warrants (the “Letter Agreements”) with CCM Master Qualified Fund, Ltd. and CCM Special Holdings Fund, L.P. (collectively “Coghill”), with respect to warrants to purchase up to an aggregate of 4,250,000 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $3.75 per share (the “Warrants”).  Pursuant to the Letter Agreements, if Coghill exercised Warrants on January 3, 2011, and submitted payment of the exercise price in immediately available funds, the exercise price would be reduced to $3.66 per share for exercises on such date.

On January 3, 2011, Coghill exercised all of the Warrants, representing an aggregate of 4,250,000 shares, at the reduced cash exercise price of $3.66 per share, for an aggregate exercise price of approximately $15.6 million.  The issuance of shares to Coghill in connection with the cash exercise of the Warrants is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as part of a transaction not involving any public offering.  The resale of the shares issued to Coghill is covered by a Registration Statement on Form S-3 (File No. 333-170389) that was declared effective by the Securities and Exchange Commission on November 24, 2010.

Copies of the Letter Agreements are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01                     Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Agreement to Reprice and Exercise Warrants between the Company and CCM Master Qualified Fund, Ltd. dated December 21, 2010
10.2	Agreement to Reprice and Exercise Warrants between the Company and CCM Special Holdings Fund, L.P. dated December 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: January 4, 2011	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer